Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
     On February 25, 2009, Replidyne, Inc., a Delaware corporation (“Replidyne”), completed its business combination with Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-MN”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne (“Merger Sub”), and CSI-MN (the “merger agreement”). Pursuant to the merger agreement, Merger Sub merged with and into CSI-MN, with CSI-MN continuing after the merger as the surviving corporation and a wholly owned subsidiary of Replidyne (the “merger”). At the effective time of the merger, Replidyne changed its name to Cardiovascular Systems, Inc. ( “CSI”) and CSI-MN changed its name to CSI Minnesota, Inc. Following the merger of Merger Sub with CSI-MN, CSI-MN merged with and into CSI, with CSI continuing after the merger as the surviving corporation (the “subsidiary merger”). These unaudited pro forma condensed combined financial statements have been prepared to give effect to the merger as if it occurred on December 31, 2008, but do not give effect to the subsidiary merger.
     The net assets of Replidyne at the closing of the merger were $37.0 million, as calculated in accordance with the terms of the merger agreement, and CSI-MN security holders now own or have the right to acquire approximately 83.0% of the combined company on a fully-diluted basis using the treasury method of accounting for options and warrants. Further, former CSI-MN directors constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company are from CSI-MN. Therefore, CSI-MN is be deemed to be the acquiring company for accounting purposes and the merger transaction will be accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity will reflect the historical results of CSI-MN before the merger and will not include the historical financial results of Replidyne before the completion of the merger. Stockholders’ equity and earnings per share of the combined entity will be retroactively restated to reflect the number of shares of common stock received by CSI-MN security holders in the merger, after giving effect to the difference between the par values of the capital stock of CSI-MN and Replidyne, with the offset to additional paid-in capital.
     These unaudited pro forma condensed combined financial statements have been prepared to give effect to the merger as a reverse acquisition of assets and a recapitalization. For accounting purposes, CSI-MN is considered to have acquired Replidyne in the merger, and it is assumed that Replidyne does not meet the definition of a business in accordance with the Statements of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force (EITF) No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, because as of December 31, 2008, Replidyne had reduced its employee headcount to three employees that are not engaged in development or commercialization efforts and did not transition to the combined company, had returned its license to develop faropenem medoxomil to Asubio Pharma Co., Ltd. and had suspended development of REP3123 and its other anti-infective programs based on its bacterial DNA replication inhibition technology, and was engaged in a process to sell or otherwise dispose of its remaining research and development programs, including REP3123 and its bacterial DNA replication inhibition technology. As such, at the time the transaction was consummated, Replidyne’s sole business activity was liquidation through the merger. Under EITF 98-3, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values. As a result, the cost of the merger will be measured at the estimated fair value of the net assets acquired, and no goodwill will be recognized. While the accounting treatment of the transaction is an acquisition of assets and assumption of certain liabilities by CSI-MN, the manner in which such transaction was consummated was a merger between Replidyne and CSI-MN whereby CSI-MN stockholders control the combined entity. Accordingly, consistent with guidance relating to such transactions, CSI-MN (the legal acquiree, but the accounting acquirer) is considered to be the continuing reporting entity that acquires the registrant, Replidyne (the legal acquirer, but the accounting acquiree), and therefore the transaction is considered to be a reverse merger.

     For purposes of these unaudited pro forma condensed combined financial statements, Replidyne and CSI-MN have made allocations of the estimated purchase price to the assets acquired and liabilities assumed based on preliminary estimates of their fair value as of December 31, 2008, as described in Note 2 to these unaudited pro forma condensed combined financial statements. Replidyne and CSI-MN have estimated that the fair value of Replidyne’s cash and cash equivalents, short-term investments, prepaid expenses and other current assets, and accounts payable and accrued expenses approximate carrying values due to their short-term maturities and expected realization and payment. A final determination of these estimated fair values will be based on the actual net assets of Replidyne that existed as of the date of completion of the merger. The actual amounts recorded related to the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:
•	net cash used in Replidyne’s operations between the pro forma balance sheet date of December 31, 2008 and the closing of the merger;

•	the actual completion of the merger on February 25, 2009;

•	Replidyne’s net assets of $37.0 million as calculated pursuant to the merger agreement, which partially determined the actual number of shares of Replidyne’s common stock issued pursuant to the merger; and

•	other changes in Replidyne’s net assets that occurred prior to completion of the merger, which could cause material differences in the information presented below.
     The unaudited pro forma condensed combined balance sheet as of December 31, 2008 gives effect to the merger as if it occurred on December 31, 2008 and combines the historical balance sheets of Replidyne and CSI-MN as of December 31, 2008 and includes the effect of the issuance of warrants to purchase 3.5 million shares of CSI-MN common stock (equivalent to a total of 2.3 million shares of CSI-MN common stock based on the conversion ratio set forth in the merger agreement) to CSI-MN preferred stockholders in connection with the conversion of preferred stock to common stock immediately prior to the effective time of the merger. The CSI-MN balance sheet information was derived from its unaudited consolidated balance sheet included in its Form 10-Q for the quarterly period ended December 31, 2008. The Replidyne balance sheet information was derived from its audited consolidated balance sheet included in its Form 10-K for the annual period ended December 31, 2008. The estimated purchase price of the Replidyne acquisition in these unaudited pro forma condensed combined financial statements was based on the estimated fair value of the net assets to be received by CSI-MN assuming the merger had closed on December 31, 2008.
     The final purchase price allocation may change significantly from preliminary estimates. The actual purchase price allocation upon consummation of the merger will be based on the fair value of Replidyne’s assets and liabilities as determined at the time of the consummation of the merger on February 25, 2009. Replidyne continued to use its cash and other liquid assets to finance the closing of its operations. Please see the notes to these unaudited pro forma combined condensed financial statements for further discussion.
     The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2008 and the year ended June 30, 2008 are presented as if the merger was consummated on July 1, 2007, and combine the historical results of Replidyne and CSI-MN for the six months ended December 31, 2008 and the year ended June 30, 2008, respectively. The historical results of CSI-MN were derived from its unaudited consolidated statement of operations included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2008 and its audited consolidated statement of operations for the year ended June 30, 2008. The historical results of Replidyne were derived from its audited statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2008, and its unaudited statement of operations for the six months ended June 30, 2007 and 2008 included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.

     The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Replidyne and CSI-MN been a combined company during the specified periods. Further, the unaudited pro forma condensed combined financial statements do not reflect any adjustments to remove the operating results of Replidyne. As noted above, Replidyne did not have any substantive operations at the time of the consummation of the merger. The unaudited pro forma condensed combined financial statements have been prepared using CSI-MN’s June 30 year-end, as the combined company has June 30 year end following closing of the merger. The pro forma adjustments are based on the preliminary information available at the time of the preparation of the Form 8-K to which these financial statements are an exhibit. The unaudited pro forma condensed combined financial statements, including the notes hereto, are qualified in their entirety to, and should be read in conjunction with, the historical consolidated financial statements included in CSI-MN’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2008 and CSI-MN’s historical consolidated financial statements for the year ended June 30, 2008 and the historical financial statements of Replidyne included in its Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2008

	Historical		Pro Forma
	Replidyne	CSI-MN	Adjustments		Combined
		(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$33,738	$6,370	$—		$40,108
Short-term investments	11,750	—	—		11,750
Accounts receivable, net	—	7,351	—		7,351
Inventories	—	3,072	—		3,072
Prepaid expenses and other current assets	773	1,757	—		2,530

Total current assets	46,261	18,550	—		64,811
Investments	—	22,200	—		22,200
Property and Equipment, net	542	1,291	(342)	E	1,491
Patents, net	—	1,163	—		1,163
Other assets	36	—	—		36

Total assets	$46,839	$43,204	$(342)		$89,701

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$4,698	$9,430	$6,200	G	$20,728
			400	I
Current maturities of long-term debt	—	27,821	—		27,821

Total current liabilities	4,698	37,251	6,600		48,549

Long-term debt	—	2,100	—		2,100
Redeemable convertible preferred stock warrants	—	4,226	(4,226)	A	—
Deferred rent	—	100	—		100

Total liabilities	4,698	43,677	2,374		50,749
Redeemable convertible preferred stock	—	101,239	(101,239)	A	—
Stockholders’ equity (deficit):
Common stock	27	39,869	101,239	A	137
			42,114	D
			(183,112)	J
Treasury stock	(1)	—	1	D	—
Additional paid-in capital	192,240	—	(192,240)	D	182,770
			(342)	E
			183,112	J
Common stock warrants	—	2,152	4,226	A	14,107
			7,729	C
Accumulated other comprehensive income (loss)	288	—	(288)	D	—
Accumulated deficit	(150,413)	(143,733)	(7,729)	C	(158,062)
			150,413	D
			(6,200)	G
			(400)	I

Total stockholders’ equity (deficit)	42,141	(101,712)	97,223		38,952

Total liabilities and stockholders’ equity (deficit)	$46,839	$43,204	$(342)		$89,701

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Six months ended December 31, 2008
	Historical		Pro Forma
	Replidyne	CSI-MN	Adjustments		Combined
	(In thousands, except share and per share data)
Revenues	$—	$25,660	$—		$25,650
Cost of goods sold	—	8,034	—		8,034

Gross margin	—	17,616	—		17,616
Operating expenses:
Selling, general and administrative	8,890	31,373	(778)	F	39,485
Research and development	5,380	8,424	(60)	F	13,744

Total operating expenses	14,270	39,797	(838)		53,229

Loss from operations	(14,270)	(22,181)	838		(35,613)
Interest expense	—	(1,026)	166	H	(860)
Interest and investment income	853	3,009	—		3,862
Impairment on investments	—	(2,233)	—		(2,233)
Other	(19)	—	—		(19)

Net loss	(13,436)	(22,431)	1,004		(34,863)
Less: Accretion of redeemable convertible preferred stock	—	(2,997)	2,997	H	—

Net loss attributable to common stockholders	$(13,436)	$(25,428)	$4,001		$(34,863)

Basic and diluted net loss per share attributable to common stockholders	$(0.50)	$(3.29)			$(2.55)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	27,100,000	7,724,197	3,227,883	B	13,662,080
			(24,390,000)	B

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations — (Continued)

	For the Year Ended June 30, 2008
	Historical			Pro Forma
	Replidyne	CSI-MN	Adjustments		Combined
	(In thousands, except share and per share data)
Revenues	$—	$22,177	$—		$22,177
Cost of goods sold	—	8,927	—		8,927

Gross margin	—	13,250	—		13,250
Operating expenses:
Selling, general and administrative	12,824	35,326	(340)	F	47,810
Research and development	47,564	16,068	(1,022)	F	62,610

Total operating expenses	60,388	51,394	(1,362)		110,420

Loss from operations	(60,388)	(38,144)	1,362		(97,170)
Interest expense	—	(923)	916	H	(7)
Interest and investment income	3,534	1,167	—		4,701
Impairment of investments	—	(1,267)	—		(1,267)
Other	(81)	—	—		(81)

Net loss	(56,935)	(39,167)	2,278		(93,824)
Less: Accretion of redeemable convertible preferred stock	—	(19,422)	19,422	H	—

Net loss attributable to common stockholders	$(56,935)	$(58,589)	$21,700		$(93,824)

Basic and diluted net loss per share attributable to common stockholders	$(2.10)	$(8.57)			$(7.17)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	27,103,000	6,835,126	3,541,725	B	13,087,151
			(24,392,700)	B

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
1. Basis of Presentation
     On November 3, 2008, Replidyne and CSI-MN entered into an Agreement and Plan of Merger and Reorganization, under which, on February 25, 2009, Responder Merger Sub, Inc., a wholly owned subsidiary formed by Replidyne in connection with the merger, merged with and into CSI-MN and CSI-MN became a wholly owned subsidiary of Replidyne and the surviving corporation of the merger. Upon completion of the merger, Replidyne changed its name to Cardiovascular Systems, Inc. and assumed CSI-MN’s fiscal year end of June 30. Pursuant to the terms of the merger agreement, Replidyne issued to the stockholders of CSI-MN shares of Replidyne common stock and assumed all of the stock options, restricted stock awards, and stock warrants of CSI-MN outstanding as of the merger closing date, such that CSI-MN stockholders, including holders of common stock and redeemable convertible preferred stock, option and restricted stock holders and warrant holders own or have the right to acquire approximately 83.0% of the combined company on a pro forma fully diluted basis, calculated using the treasury stock method of accounting for options and warrants, and Replidyne stockholders and option and warrant holders own or have the right to acquire approximately 17.0% of the combined company on a pro forma fully diluted basis, calculated using the treasury stock method of accounting for options and warrants.
     Because CSI-MN security holders own or have the right to acquire approximately 83.0% of the voting stock of the combined company after the transaction and the management of CSI-MN is the management of the combined company, CSI-MN is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Replidyne will be recorded as of the merger closing date at their estimated fair values.
2. Purchase of Net Assets In Accordance with EITF No. 98-3
     The estimated purchase price and the allocation of the estimated purchase price discussed below have been determined in accordance with EITF No. 98-3, and are preliminary in nature. The final allocation of the purchase price will be based on Replidyne’s assets and liabilities on the closing date. Under EITF No. 98-3, the total estimated purchase price is allocated to the Replidyne tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the consummation of the transaction.
     The unaudited pro forma condensed combined financial statements include an estimate for contractual compensation liabilities owed to Replidyne employees as a result of the change of control obligations and other severance agreement payments that became due as a result of the merger. An estimate of costs related to Replidyne’s remaining lease obligation (net of estimated subleases) is also included in the unaudited pro forma condensed combined financial statements.
     The preliminary allocation of the estimated purchase price is in part based upon preliminary management estimates, as described below, and CSI-MN and Replidyne’s estimates and assumptions are subject to change upon final amounts as of the consummation of the merger.
     Cash and cash equivalents, short-term investments, property and equipment, and other tangible assets and liabilities: The tangible assets and liabilities were valued at their respective carrying amounts, except for adjustments to certain property and equipment, and cessation-related liabilities, as CSI-MN and Replidyne believed that these amounts approximated their then current fair values.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) — (Continued)
     Pre-acquisition contingencies: CSI-MN and Replidyne did not identify any pre-acquisition contingencies where a liability was probable and the amount of the liability could be reasonably estimated.
     The final determination of the purchase price allocation will be based on the fair values of the assets acquired and liabilities assumed as of the date the merger was consummated. The preliminary allocation of the estimated purchase price assuming the merger had closed on December 31, 2008 is as follows (in thousands):

Amount
Preliminary estimated purchase price allocation:
Cash and cash equivalents	$33,738
Short-term investments	11,750
Prepaid expenses and other current assets	773
Property and Equipment, Net	200
Other Assets	36
Accounts payable and accrued expenses	(11,298)

Total estimated purchase price	$35,199

     The final purchase price allocation may change significantly from preliminary estimates. The actual purchase price allocation upon consummation of the merger will be based on the fair values of Replidyne’s assets and liabilities as determined at the time of consummation. Further, Replidyne continued to use its cash and other liquid assets to finance the closing of its operations. CSI-MN and Replidyne will re-evaluate the determination of the purchase price now that the merger has been consummated.
3. Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to Replidyne’s tangible and identifiable intangible assets and liabilities to a preliminary estimate of their fair values.
     The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (dollar amounts in thousands, except per share amounts):
     (A) To reflect the conversion of all shares of CSI-MN preferred stock and preferred stock warrants to CSI-MN common stock and common stock warrants immediately prior to the effective time of the merger.
     (B) To reflect the one-for-ten reverse stock split of Replidyne common stock effected immediately prior to the effective time of the merger and the issuance of new shares of Replidyne common stock at the effective time of the merger. A share conversion factor of 0.647 was determined using the treasury method of accounting, as specified in the merger agreement, for CSI-MN options and warrants, and giving effect to other outstanding equity securities, based on the net assets of Replidyne equaling $37,000, as calculated in accordance with the terms of the merger agreement. The assumed conversion factor was multiplied by the CSI-MN common stock outstanding immediately prior to the effective time of the merger (including common stock issued upon the conversion of preferred stock) to calculate the amount of new shares to be issued by Replidyne. The calculations are summarized as follows:

Six months ended December 31, 2008	Shares
Shares of CSI-MN common stock outstanding at December 31, 2008	7,724,196
Shares of CSI-MN common stock to be issued upon the conversion of CSI-MN preferred stock	9,203,284
Sub-total	16,927,481
Conversion factor	0.647

Six months ended December 31, 2008	Shares
Sub-total	10,952,080
Less: shares of CSI-MN common stock outstanding at December 31, 2008	(7,724,197)

Adjustment	3,227,883

Shares of Replidyne common stock outstanding at December 31, 2008	27,100,000
Reverse Split Factor	0.9
Adjustment	(24,390,000)

Year Ended June 30, 2008	Shares
Shares of CSI-MN common stock outstanding at June 30, 2008	6,835,126
Shares of CSI-MN common stock to be issued upon the conversion of CSI-MN preferred stock	9,203,284
Sub-total	16,038,410
Conversion factor	0.647

Sub-total	10,376,851

Less: shares of CSI-MN common stock outstanding at June 30, 2008	(6,835,126)

Adjustment	3,541,725

Shares of Replidyne common stock outstanding at June 30, 2008	27,103,000
Reverse Split Factor	0.9
Adjustment	(24,392,700)

     (C) To reflect the issuance of 3.5 million CSI-MN common stock warrants (equivalent to a total of 2.3 million common stock warrants based on the conversion ratio set forth in the merger agreement) at $5.71 per share (equivalent to $8.83 per share based on the conversion ratio set forth in the merger agreement) to CSI-MN preferred stock holders in connection with the conversion of preferred stock to common stock. The warrants were determined to have an estimated value of $7,729 for accounting purposes using the Black Scholes method, are exercisable upon issuance, and expire five years after issuance.
     (D) To reflect the elimination of Replidyne’s treasury stock, additional paid-in capital, accumulated other comprehensive income, and accumulated deficit. The adjustment to common stock of $42,114 is calculated as follows:

Total book value of Replidyne’s assets	$46,839
Less: book value of Replidyne’s liabilities	(4,698)
Less: par value of Replidyne common stock outstanding on December 31, 2008	(27)

Value of shares issued by Replidyne to stockholders of CSI-MN, valued at the estimated fair value of the net assets of Replidyne	$42,114

     (E) To adjust Replidyne’s carrying value of property and equipment. For accounting purposes, CSI-MN is considered to be acquiring the net assets of Replidyne in this transaction, including tangible net assets such as property and equipment and other assets.
     (F) To reflect the elimination of Replidyne’s historical depreciation and amortization expense associated with the reduction in the carrying value of property and equipment to fair value and as a result of the allocation process, and to reflect the elimination of asset impairment charges recorded by Replidyne. Had the merger been consummated on July 1, 2007, the related property and equipment would have been eliminated.
     (G) To record estimated transaction costs for CSI-MN and Replidyne.

     (H) To reverse accretion of redeemable convertible preferred stock and adjustment to fair value of redeemable convertible preferred stock warrants.
     (I) To reflect additional estimated fair value (including estimated subleases) of the lease obligation for Replidyne’s facility, which was abandoned upon consummation of the merger.
     (J) To adjust common stock to equal par value.
4. Non-recurring Expenses
     Replidyne continued to incur certain non-recurring expenses in connection with the transaction. These expenses, which are reflected in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2008, but are not reflected in the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2008 and for the year ended June 30, 2008, were estimated as of December 31, 2008 to be as follows (in thousands):

Financial advisors’ fee	$4,000
Legal, accounting, and processing costs	800
Transaction bonuses	400

Total fees	$5,200

     CSI-MN incurred certain non-recurring transaction-related costs in connection with the merger. These estimated expenses of $1,000 are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2008, but are not reflected in the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2008 and for the year ended June 30, 2008.